Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is entered into by and among Las Vegas Sands, Inc., a Nevada corporation (“Surviving Entity”), Las Vegas Sands Mergerco, Inc., a Nevada corporation (“Merging Entity”), and Las Vegas Sands Corp., a Nevada corporation (“Holdco”), with respect to the following terms, and conditions;

1)              On the Effective Date (defined below) Merging Entity shall be merged into Surviving Entity as set forth below.

2)              The Boards of Directors of Holdco, the Merging Entity and the Surviving Entity deem it in the best interests of their respective entities that said merger be accomplished in compliance with relevant Nevada law.  The Boards of Directors of Holdco, Merging Entity and Surviving Entity hereby adopt on behalf of their respective entities the plan of reorganization set forth in this Agreement and Plan of Merger.

3)              The effective date and time of the merger (the “Effective Date”) shall be the date and time that Articles of Merger relating to the transaction contemplated hereby are filed with the Nevada Secretary of State.

4)              Without any other transfer or documentation, on the Effective Date of the merger:

(i)                                                        the separate existence of Merging Entity shall cease and Merging Entity shall be merged with and into Surviving Entity;

(ii)                                                     Surviving Entity shall succeed to all of Merging Entity’s rights and property;

(iii)                                                  Surviving Entity shall be subject to all of Merging Entity’s liabilities and obligations;

(iv)                                                 the articles of incorporation of Surviving Entity in effect immediately prior to the Effective Date shall be the articles of incorporation of Surviving Entity unless and until amended in accordance with applicable law;

(v)                                                    the By-laws of Surviving Entity in effect immediately prior to the Effective Date shall be the By-laws of Surviving Entity unless and until amended or revoked in accordance with applicable law;

(vi)                                                 each share of capital stock in Merging Entity outstanding immediately prior to the Effective Date shall be converted into one share of stock in Surviving Entity and issued to Holdco and Surviving Entity shall be a wholly-owned subsidiary of Holdco.

(vii)                                              Each share of stock in Surviving Entity (other than those held by Holdco) shall be, without any action by Surviving Entity, Holdco or any stockholder of Surviving Entity, automatically converted into 266.0327553 shares of stock in Holdco and all shares of stock of Surviving Entity shall no longer be deemed outstanding and shall be cancelled and retired.  Notwithstanding the foregoing, if a former holder of stock in Surviving Entity shall deliver a stock certificate evidencing such ownership to Holdco, Holdco shall issue a replacement certificate evidencing ownership of the appropriate number of shares of Holdco, to such former stockholder.  In the event a former holder of stock in Surviving Entity cannot provide such certificate due to the fact that it has been lost, stolen or destroyed, such lost, stolen or destroyed certificate shall be treated as if it were a lost, stolen or destroyed certificate representing shares of Holdco.

(viii)                                           Each share of stock of Holdco held by Surviving Entity shall no longer be deemed outstanding and shall be cancelled and retired.

(ix)                                                   Each option to purchase shares of stock of Surviving Entity then outstanding shall be automatically converted into an option to purchase 266.0327553 shares of stock of Holdco for a price per share equal to the price set forth in such option divided by                .

5)              Merging Entity shall from time to time, as and when requested by Surviving Entity, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

6)              Surviving Entity’s Board of Directors and officers shall continue and remain as such after the Effective Date of the merger and for the full unexpired term of their respective offices, or until their successors have been duly elected or appointed and qualified.

7)              At any time prior to the Effective Date, this merger may be abandoned without further obligation or liability on the part of any party hereto, by action of the Board of Directors of either Merging or Surviving Entity, notwithstanding approval of the merger by the shareholders of either.

[Signatures to Agreement and Plan of Merger Appear on Following Page]

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have executed this Agreement.

Las Vegas Sands, Inc., a Nevada corporation

By:
Its:
Printed:

Las Vegas Sands Mergerco, Inc., a Nevada corporation

By:
Its:
Printed:

Las Vegas Sands Corp., a Nevada corporation

By:
Its:
Printed: